THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         Subject to Completion, Pricing Supplement dated April 30, 2001

PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 24 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                  Dated             , 2001
                                                                  Rule 424(b)(3)

                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

              Equity-Enhanced Convert Notes due February 28, 2003

                          Mandatorily Exchangeable For
                 4.75% Convertible Subordinated Notes due 2007
                           of JUNIPER NETWORKS, INC.

The Equity-Enhanced Convert Notes due February 28, 2003, which we refer to as the Convert Notes, will pay interest, computed as described below, but do not guarantee any return of principal at maturity. Instead each Convert Note will pay at maturity one 4.75% Convertible Subordinated Note due 2007 of Juniper Networks, Inc. and an amount in cash based on the appreciation in the market price of the common stock of Juniper Networks, if any, over the term of the Convert Notes.

     o    The issue price of each Convert Note is $        , which  represents
          the value of one Juniper Note based on the last offer price for the Juniper Notes, as determined on the day we offer the Convert Notes for initial sale to the public, plus accrued but unpaid interest on the Juniper Notes to but not including the issue date of the Convert
          Notes, plus $        . The principal amount of each Convert Note is
          $1,000.

     o We will pay interest on each Convert Note. On April 30 and November 30 of each year during the life of the Convert Notes, we will pay to the holder of each Convert Note an underlying coupon equal to the amount of interest, if any, paid semi-annually by Juniper Networks on one Juniper Note since the preceding interest payment date on which an underlying coupon was paid (or the original issue date, as applicable) for the Convert Notes. If Juniper Networks fails to pay interest on the Juniper Notes, we will discontinue payments of the underlying coupon and may at our option accelerate the Convert Notes. We will resume payments of the underlying coupon if, when and to the extent that Juniper Networks cures its payment default on the Juniper Notes prior to the maturity or acceleration of the Convert Notes.

     o At maturity, you will receive for each of your Convert Notes one Juniper Note and a payment in cash, which we refer to as the supplemental amount. The supplemental amount is equal to the greater of (i) zero and (ii) the parity of the Juniper Notes at maturity less
          $       , which is the initial parity of the Juniper Notes on
                      , 2001, provided that the supplemental amount will not exceed the difference between $1000 and initial parity. The parity of the Juniper Notes on any day is the aggregate market price of the number of shares of Juniper common stock into which one Juniper Note is currently convertible, as adjusted from time to time as described herein.

     o Juniper Networks is not involved in this offering of Convert Notes in any way and will have no obligation of any kind with respect to the Convert Notes.

     o Investing in Convert Notes is not equivalent to investing in Juniper Notes or Juniper common stock.

     o Application will be made to list the Convert Notes on the American Stock Exchange LLC under the symbol "JNP," subject to meeting its listing requirements.

You should read the more detailed description of the Convert Notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Convert Notes."

     The Convert Notes are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                         PRICE $      PER CONVERT NOTE
                            -----------------------

                             Price              Agent's            Proceeds
                         to Public(1)         Commissions          to MSDW(1)
                         ------------         -----------          ----------
Per Convert Note .......    $                    $                   $
Total...................    $                    $                   $

(1) Plus accrued interest, if any, from the Original Issue Date.

                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Convert Notes we are offering you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                         Overview of the Convert Notes

     The Convert Notes are medium-term debt securities of Morgan Stanley Dean Witter & Co. mandatorily exchangeable for 4.75% Convertible Subordinated Notes due 2007 of Juniper Networks, Inc., which we refer to in this pricing supplement as the Juniper Notes. Juniper Notes are subordinated, unsecured obligations of Juniper Networks and are rated B- by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. In this pricing supplement, "one Juniper Note" means each $1,000 principal amount of the Juniper Notes, and "one Convert Note " means each $1,000 principal amount of the Convert Notes we are offering to you.


Each Convert Note costs $          We, Morgan Stanley Dean Witter & Co., are
                                   offering Mandatorily Exchangeable
                                   Notes due February 28, 2003, which we refer
                                   to as the Convert Notes. The issue price of
                                   each Convert Note is $     , which represents
                                   the value of one Juniper Note based on the
                                   last offer price for the Juniper Notes, as
                                   determined on the day we offer the Convert
                                   Notes for initial sale to the public, plus
                                   accrued but unpaid interest on the Juniper
                                   Notes to but not including the issue date of
                                   the Convert Notes, plus $        .

No guaranteed return               Unlike ordinary debt securities, the Convert
of principal                       Notes do not guarantee any return of
                                   principal at maturity. Instead, at maturity, each Convert Note is mandatorily exchangeable for one Juniper Note and an amount in cash based on the appreciation in the market price of the common stock of Juniper Networks, if any, over the term of the Convert Notes.
                                   Investing in the Convert Notes is not
                                   equivalent to investing in Juniper Notes or in Juniper Stock.

Interest on the Convert            We will pay interest on the Convert Notes
Notes                              as follows:

                                   On each April 30 and November 30 during the life of the Convert Notes, we will pay to the holder of each Convert Note an underlying coupon equal to the amount of interest, if any, paid semi-annually by Juniper Networks on one Juniper Note since the preceding interest payment date for the Convert Notes on which an underlying coupon was paid (or since the original issue date, as applicable). If Juniper Networks fails to pay interest on the Juniper Notes, we will discontinue payments of the underlying coupon and may at our option accelerate the Convert Notes. We will resume payments of the underlying coupon if, when and to the extent that Juniper Networks cures its payment default on the Juniper Notes prior to the maturity or acceleration of the Convert Notes. For additional information about the acceleration of the Convert Notes if there is an event of default with respect to the Juniper Notes, see "Description of Convert Notes--Certain Events Affecting the Juniper Notes."

                                              Payment at Maturity

The supplemental amount            At maturity, for each Convert Note you hold,
you can receive is capped          we will deliver to you one Juniper Note and
                                   an amount in cash equal to the supplemental amount.

                                   The supplemental amount we will pay to you at maturity for each Convert Note you hold will be the greater of:

                                       o zero, and
                                       o final parity less initial parity,

                                   provided that the supplemental amount will not exceed the difference between $1,000 and initial parity.

                                   Parity at any date is the aggregate market price of the number of shares of Juniper Stock into which one Juniper Note is currently convertible, as adjusted from time to time to such date as described herein.

                                   We will determine initial parity on the day we offer the Convert Notes for initial sale to the public. We will determine final parity based on the market price of Juniper Stock on the determination date, which we expect will be February 21, 2003, subject to certain market disruption events. See "Description of Convert Notes--Determination Date."

Juniper Stock is currently $       Juniper Stock is currently listed on the
     per share                     NASDAQ National Market.  As of the day we
                                   priced the Convert Notes, the market price
                                   of Juniper Stock was $ and the last offer
                                   price of the Juniper Notes was $         .
                                   You can review the historical prices of
                                   Juniper Stock and the Juniper Notes in the "Description of Convert Notes--Historical
                                   Information" section of this pricing
                                   supplement.

Juniper Notes are not listed       Juniper Notes are not listed or traded on an
on an exchange                     organized securities exchange. Accordingly,
                                   there are no published prices at which the Juniper Notes that you will receive at maturity of the Convert Notes may be sold.
                                   We cannot assure you that there will be any market for the Juniper Notes.

The Calculation Agent              We have appointed Morgan Stanley & Co.
                                   Incorporated ("MS & Co.") to act as
                                   calculation agent for The Chase Manhattan
                                   Bank, the trustee for the Convert Notes. As calculation agent, MS & Co. will determine the market price of the Juniper Stock, the prices of the Juniper Notes and the supplemental amount, if any, that you receive at maturity.

No affiliation with                Juniper Networks is not an affiliate of ours
Juniper Networks, Inc.             and is not involved with this offering in any
                                   way. The obligations represented by the
                                   Convert Notes are obligations of Morgan
                                   Stanley Dean Witter & Co. and not of Juniper
                                   Networks. At maturity you will receive
                                   Juniper Notes in exchange for our Convert
                                   Notes. The Juniper Notes are rated B- by
                                   Standard & Poor's Rating Services, which is lower than the rating assigned to our senior debt by that service.

More information on                The Convert Notes are senior notes issued
the Convert Notes                  as part of our Series C medium-term note
                                   program. You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated
                                   January 24, 2001. We describe the basic
                                   features of this type of note in the
                                   sections called "Description of Notes--Fixed
                                   Rate Notes" and "--Exchangeable Notes."

                                   FOR A DETAILED DESCRIPTION OF THE TERMS OF
                                   THE CONVERT NOTES INCLUDING THE SPECIFIC
                                   MECHANICS AND TIMING OF THE PAYMENT
                                   DETERMINATIONS, YOU SHOULD READ THE
                                   "DESCRIPTION OF CONVERT NOTES" SECTION IN
                                   THIS PRICING SUPPLEMENT. YOU SHOULD ALSO
                                   READ ABOUT SOME OF THE RISKS INVOLVED IN
                                   INVESTING IN CONVERT NOTES IN THE SECTION
                                   CALLED "RISK FACTORS." THE TAX AND
                                   ACCOUNTING TREATMENT OF INVESTMENTS IN
                                   EQUITY-LINKED NOTES SUCH AS THE CONVERT
                                   NOTES MAY DIFFER FROM

                                   THAT OF INVESTMENTS IN ORDINARY DEBT
                                   SECURITIES, CONVERTIBLE DEBT OR COMMON
                                   STOCK. WE URGE YOU TO CONSULT WITH YOUR
                                   INVESTMENT, LEGAL, TAX, ACCOUNTING AND OTHER
                                   ADVISERS WITH REGARDS TO ANY PROPOSED OR
                                   ACTUAL INVESTMENT IN THE CONVERT NOTES AND
                                   CONFIRM THAT SUCH AN INVESTMENT MEETS YOUR
                                   PARTICULAR INVESTMENT REQUIREMENTS.

More information on                You can obtain information about Juniper
Juniper Networks, Inc., the        Networks, Inc., the Juniper Notes and Juniper
Juniper Notes and Juniper          Stock from the sources listed under
Stock                              "Description of Convert Notes--Public
                                   Information Regarding Juniper Networks,
                                   Inc., the Juniper Notes and Juniper Stock," including the Securities and Exchange
                                   Commission (the "SEC"). In particular, you should read the descriptions of the Juniper
                                   Notes and Juniper Stock contained in Juniper
                                   Networks, Inc.'s SEC filings.

How to reach us                    Please contact our principal executive
                                   offices at 1585 Broadway, New York, New York
                                   10036, telephone number (212) 761-4000.

                                  RISK FACTORS

     The Convert Notes are not secured debt and are riskier than ordinary debt securities. Because they are exchangeable at maturity for Juniper Notes, there is no guaranteed return of principal. If the value of Juniper Notes decreases from the date we offer the Convert Notes for initial sale to the public, investors may lose money on their investment. The Convert Notes are not equivalent to investing directly in Juniper Stock or the Juniper Notes. Among other differences, investors in the Convert Notes will not receive any dividends paid on Juniper Stock. This section describes the most significant risks relating to the Convert Notes. You should carefully consider whether the Convert Notes are suited to your particular circumstances before you decide to purchase them.


The Convert Notes are not          The Convert Notes combine features of
Ordinary Senior Notes --           equity and debt instruments. Because the
You May Lose Money                 prices of the Juniper Notes and the Juniper
                                   Stock into which the Juniper Notes are
                                   convertible are each subject to market
                                   fluctuations, the value of the Juniper Notes you receive upon exchange at maturity may be less than the issue price of the Convert
                                   Notes. An investment in the Convert Notes may result in an investment loss if the sum of (i) the total interest payments on a Convert Note, (ii) the value of the Juniper
                                   Notes and (iii) the supplemental amount, if any, delivered in exchange for a Convert
                                   Note is less than the issue price of the Convert Notes.

Juniper Networks Credit            Because our payment of the underlying coupon
Risk                               on the Convert Notes is contingent on Juniper
                                   Networks's payment of interest on the
                                   Juniper Notes, you will take credit risk with respect to Juniper Networks on those interest payments, as well as on the Juniper
                                   Notes that you will receive upon exchange at maturity. In addition, if we become aware of an event of default with respect to the Juniper Notes, we will have the right to accelerate the Convert Notes, in which case we will distribute to you one Juniper Note for each Convert Note you hold plus the supplemental amount, if any, based on parity at the time we give notice of the acceleration. The Juniper Notes are rated B-by Standard & Poor's Rating Services.

Secondary Trading                  There may be little or no secondary market
May be Limited                     for the Convert Notes.  Although we will
                                   apply to list the Convert Notes on the
                                   American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for Convert
                                   Notes but is not required to do so.

Market Price of the Convert        Several factors, many of which are beyond
Notes Influenced                   our control, will influence the value of
by Many Unpredictable              the Convert Notes. WE EXPECT THAT GENERALLY
Factors                            THE MARKET PRICE OF THE JUNIPER NOTES ON ANY
                                   DAY WILL AFFECT THE VALUE OF THE CONVERT
                                   NOTES MORE THAN ANY OTHER SINGLE FACTOR.
                                   Other factors that may influence the value of the Convert Notes include:

                                        o  the market price of Juniper Stock

                                        o  the creditworthiness of Juniper
                                           Networks

                                        o  the volatility (frequency and
                                           magnitude of changes in price) of the
                                           Juniper Stock

                                        o  the dividend rate on Juniper Stock

                                        o  economic, financial, regulatory and
                                           political events that affect stock
                                           markets generally and which may
                                           affect the market price of the
                                           Juniper Notes and Juniper Stock

                                        o  interest and yield rates in the
                                           market

                                        o  the time remaining to the maturity of
                                           the Convert Notes

                                        o  our creditworthiness

                                   Some or all of these factors will influence the price you receive if you sell your Convert Notes prior to maturity. For example, you may have to sell your Convert Notes at a substantial discount from their issue price if the market value of either the Juniper Notes or the Juniper Stock is at or below their initial market value.

                                   You cannot predict the future performance of the Juniper Notes or Juniper Stock based on their historical performance. The price of the Juniper Notes may decrease so that you will receive at maturity Juniper Notes worth less than the issue price of the Convert Notes. We cannot guarantee that the price of the Juniper Notes will increase so that you will receive at maturity Juniper Notes worth more than the issue price of the Convert Notes or that the price of Juniper Stock will increase so that you will receive any supplemental amount in cash.

We May Distribute Juniper          If a change of control with respect to
Notes to You Prior to              Juniper Networks occurs under the terms of
Maturity                           the Juniper Notes, we will distribute Juniper
                                   Notes to you and will discontinue payments of the underlying coupon on the Convert
                                   Notes. We will pay you the supplemental
                                   amount, if any, on the Maturity Date.

No Affiliation with                We are not affiliated with Juniper Networks,
Juniper Networks, Inc.             Inc.  Although we do not have any non-public
                                   information about Juniper Networks as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Juniper
                                   Networks, including extending loans to, or making equity investments in, Juniper
                                   Networks or providing advisory services to Juniper Networks, including merger and acquisition advisory services. Juniper
                                   Networks is not involved in the offering of the Convert Notes in any way and has no obligation to consider your interest as a holder of Convert Notes in taking any corporate actions that might affect the value of your Convert Notes. None of the money you pay for the Convert Notes will go to Juniper Networks.

You Have No Rights as a            As a holder of the Convert Notes, you will
Shareholder or Noteholder          not be entitled to any rights with respect
of Juniper Networks                to Juniper Notes or Juniper Stock (including,
                                   without limitation, voting rights, the
                                   rights to receive any dividends or other distributions (other than interest actually paid on the Juniper Notes, to the extent described herein) and the right to tender or exchange Juniper Stock or Juniper Notes in any tender or exchange offer by Juniper
                                   Networks or any third party) until such time as we deliver Juniper Notes to you at maturity or, thereafter, Juniper Networks delivers Juniper Stock to you upon conversion of your Juniper Notes. As a holder of the Convert Notes, you will not have the right to respond to any consent solicitation made to holders of the Juniper
                                   Notes. Any such consent solicitation,
                                   whether or not made in connection with a tender or exchange offer, may result in amendments to the indenture for the Juniper
                                   Notes. Such amendments could adversely
                                   affect the rights of the holders of Juniper
                                   Notes and the market price of the Juniper
                                   Notes. For example, a consent solicitation made in connection with an exchange offer for the Juniper Notes could cause the holders of the Juniper Notes to lose the protection of many of the covenants of Juniper Networks under the indenture for the Juniper Notes. Holding the Convert Notes is not the same as owning the underlying
                                   Juniper Notes.

We May Exercise Rights as          If we, or any of our affiliates, hold
 a Holder of Juniper Notes         Juniper Notes, including as a result of
                                   hedging activities in connection with the Convert Notes, we will have the right, but not the obligation, to exercise or to refrain from exercising our rights as a noteholder, including, without limitation, rights to tender or exchange Juniper Notes in any tender or exchange offer and to respond to any consent solicitation issued to holders of the Juniper Notes. Any exercise of our rights as the holder of Juniper Notes, or our refraining from any such exercise, could affect your rights as a holder of the Juniper Notes you will receive upon exchange of the Convert Notes at maturity.

Our Hedging Activity Could         As calculation agent, our affiliate MS & Co.
Adversely Affect the Value         will calculate the supplemental amount at
of Your Convert Notes              maturity of the Convert Notes.  MS & Co. and
                                   other affiliates may carry out hedging
                                   activities related to Convert Notes,
                                   including trading in Juniper Stock or
                                   Juniper Notes as well as in other
                                   instruments related to Juniper Stock and Juniper Notes. MS & Co. and some of our other subsidiaries also trade Juniper Stock and the Juniper Notes and other financial instruments related to Juniper Stock and Juniper Notes on a regular basis as part of their general broker dealer businesses. Any of these activities could affect your payout on the Convert Notes.

Convert Notes Are Not              These Convert Notes are exchangeable
Convertible into the               exclusively into the Juniper Notes at
Common Stock or the                maturity.
Convertible Notes of
Morgan Stanley Dean
Witter & Co.

Because the                        You should also consider the tax consequences
Characterization of the            of investing in the Convert Notes. There is
Convert Notes for Federal          no statutory, judicial or administrative
Income Tax Purposes is             authority which directly addresses the
Uncertain, the Material            characterization of the Convert Notes or
Federal Tax Consequences           instruments similar to the Convert Notes for
Convert Notes Are                  U.S. federal income tax purposes, and
of an Investment in the            therefore significant aspects of the tax
Uncertain                          treatment of the Notes are uncertain.
                                   Pursuant to the terms of the Convert
                                   Notes, MSDW and you agree to treat the Notes as investment units consisting of (i) a prepaid forward contract to purchase one
                                   Juniper Note at maturity, and (ii) a call option on Juniper Common Stock, as described in "Description of Convert Notes--United
                                   States Federal Income Taxation--General."
                                   You will be required to characterize the Convert Notes for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the Internal Revenue
                                   Service ("IRS") were successful in asserting an alternative characterization for the
                                   Convert Notes, the timing and character of income on the Convert Notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Convert
                                   Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. PLEASE READ CAREFULLY
                                   THE SECTION "DESCRIPTION OF CONVERT
                                   NOTES--UNITED STATES FEDERAL INCOME
                                   TAXATION" IN THIS PRICING SUPPLEMENT.

                          DESCRIPTION OF CONVERT NOTES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Convert Notes" refers to the $25,000,000 aggregate principal amount of our Convert Notes due February 28, 2003, Mandatorily Exchangeable for 4.75% Convertible Subordinated Notes due 2007 of Juniper Networks, Inc. The term "one Convert Note" means each $1,000 principal amount of the Convert Notes, and the term "one Juniper Note" means each $1,000 principal amount of the Juniper Notes. In this pricing supplement, "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Aggregate Principal Amount......   $25,000,000

Maturity Date...................   February 28, 2003

Interest Payments...............   We will pay to the holder of each Convert
                                   Note on each Interest Payment Date a coupon equal to the amount of interest, if any, paid by Juniper Networks on one Juniper Note
                                   (the "Underlying Coupon") since the
                                   preceding Interest Payment Date on which an Underlying Coupon was paid (or since the Original Issue Date, as applicable) (subject to the terms described under
                                   "--Discontinuance of Underlying Coupon
                                   Payments" and "--Certain Events Affecting the Juniper Notes" below).

Interest Payment Dates..........   Each April 30 and November 30, beginning
                                   November 30, 2001.

Specified Currency..............   U.S. dollars

Issue Price.....................   $         per Convert Note, which equals the
                                   last offer price for the Juniper Notes on
                                   the Pricing Date plus accrued but unpaid
                                   interest on Juniper Notes to but not
                                   including the Original Issue Date plus
                                   $          .

Initial Juniper Note Price......   $

Original Issue Date
  (Settlement Date).............               , 2001

Pricing Date....................               , 2001

CUSIP...........................

Denominations...................   $1,000 and integral multiples thereof

Juniper Notes...................   4.75% Convertible Subordinated Notes due 2007
                                   of Juniper Networks, Inc. (CUSIP 48203RAA2).
                                   The Juniper Notes are subordinated,
                                   unsecured obligations of Juniper Networks and are rated B- by Standard & Poor's Rating
                                   Services, a division of the McGraw Hill
                                   Companies, Inc. Juniper Notes are
                                   convertible into Juniper Stock. See
                                   "--Public Information Regarding Juniper
                                   Networks, Inc., the Juniper Notes and
                                   Juniper Stock" below.

Juniper Stock...................   The common stock, par value $0.00001 per
                                   share, of Juniper Networks, Inc., a Delaware corporation, or any successor entity
                                   ("Juniper Networks").

Distribution at Maturity........   On the Maturity Date, holders of the Convert
                                   Notes will receive for each Convert Note (i) one Juniper Note (unless the Juniper Notes have been previously distributed to holders as described in "--Certain Events Affecting the Juniper Notes" below) and (ii) an amount in cash equal to the Supplemental Amount, if any.

Supplemental Amount.............   The Supplemental Amount is an amount in cash
                                   per Convert Note equal to the greater of (i) zero and (ii) Final Parity less Initial
                                   Parity; provided that in no event will the supplemental amount per Convert Note exceed the difference between $1000 and Initial
                                   Parity.

Final Parity....................   Parity on the Determination Date

Parity..........................   Parity on any date means the aggregate Market
                                   Price of a number of shares of Juniper Stock equal to the Share Amount on such date, as determined by the Calculation Agent.

Share Amount....................   3.0496, which is the number of shares of
                                   Juniper Stock into which one Juniper Note is convertible, subject to adjustments for certain corporate events. See "--Adjustments to Share Amounts" below.

Initial Parity..................   $          , which is Parity on the Pricing
                                   Date, as determined by the Calculation
                                   Agent.

Determination Date..............   February 21, 2003, or if such day is not a
                                   Trading Day or if there is a Market
                                   Disruption Event on such day, the
                                   Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred;
                                   provided that the Determination Date will be no later than the second scheduled Trading
                                   Day preceding the Maturity Date,
                                   notwithstanding the occurrence of a Market
                                   Disruption Event on such second scheduled
                                   Trading Day.

Market Price....................   If Juniper Stock (or any other security for
                                   which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board
                                   Service (the "OTC Bulletin Board") operated by the National Association of Securities
                                   Dealers, Inc. (the "NASD"), the Market Price for one share of Juniper Stock (or one unit of any such other security) on any Trading
                                   Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United
                                   States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Juniper Stock (or such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Juniper Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the- counter market as reported on the Nasdaq National Market or OTC Bulletin
                                   Board on such day. If the last reported sale price is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence
                                   because of a Market Disruption Event or
                                   otherwise, the Market Price for any Trading
                                   Day will be the mean, as determined by the Calculation Agent, of the bid prices for Juniper Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.
                                   Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "securities traded on the Nasdaq
                                   National Market" will include a security included in any successor to such system and the term "OTC Bulletin Board Service" will include any successor service thereto.

Adjustments to Share Amount.....   The Share Amount will be adjusted, by the
                                   Calculation Agent, as follows:

                                   1. If Juniper Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Amount will be adjusted to equal the product of the prior Share Amount and the number of shares issued in such stock split or reverse stock split with respect to one share of Juniper Stock.

                                   2. If Juniper Stock is subject to a stock dividend (issuance of additional shares of the Juniper Stock) that is given ratably to all holders of shares of Juniper Stock, then once the dividend has become effective and Juniper Stock is trading ex-dividend, the Share Amount will be adjusted so that the new Share Amount will equal the prior Share Amount plus the product of (i) the number of shares issued with respect to one share of Juniper Stock and (ii) the prior Share Amount.

                                   3. There will be no adjustments to the Share
                                   Amount to reflect cash dividends or other distributions paid with respect to Juniper Stock other than distributions described in clauses (i) and (v) of paragraph 5 below. A cash dividend or other distribution with respect to Juniper Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                   Dividend for Juniper Stock by an amount
                                   equal to at least 10% of the Market Price of Juniper Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Juniper Stock, the Share Amount will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Share Amount will equal the product of (i) the then current Share Amount and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Juniper Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                   Dividend for Juniper Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Juniper Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Share Amount pursuant to clause (i) or clause (v) of paragraph 5, as applicable.

                                   4. If a Market Price is no longer available for Juniper Stock for whatever reason, including the liquidation of Juniper Networks or the subjection of Juniper Networks to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Juniper Stock will equal zero for so long as no Market Price is available.

                                   5. If (i) there occurs any reclassification or change of Juniper Stock, including, without limitation, as a result of the issuance of any tracking stock by Juniper Networks, (ii) Juniper Networks or any surviving entity or subsequent surviving entity of Juniper Networks (a "Juniper Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Juniper Networks or any Juniper Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Juniper Networks is liquidated, (v) Juniper Networks issues to all holders of Juniper Stock equity securities of an issuer other than Juniper Networks (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Juniper Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining Final Parity will be adjusted so that it will be equal to the value of the securities, cash or any other assets distributed to holders of Juniper Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Juniper Stock and, in the case of a Spin-off Event, the share of Juniper Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") on the Determination Date. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Juniper Stock as adjusted by the Share Amount at the time of such Reorganization Event (without any accrued interest thereon), (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Juniper Stock as adjusted by the Share Amount at the time of such Reorganization Event (without any accrued interest thereon) and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the Determination Date, per share of such security multiplied by the quantity of such security received for each share of Juniper Stock as adjusted by the Share Amount at the time of such Reorganization Event (without any accrued interest thereon). In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   No adjustments to the Share Amount will be required unless such adjustment would require a change of at least 0.1% in the Share Amount then in effect. The Share Amount resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths being rounded upward.

                                   No adjustments to the Share Amount will be required other than those specified above. However, the Calculation Agent may, in its sole discretion, make additional changes to the Share Amount upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Juniper Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                   The Calculation Agent will be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the Share
                                   Amount and of any related determinations and calculations with respect to any distributions of stock, other securities, or other property or assets (including cash) in connection with any corporate event described above, and its determinations and calculations with respect thereto shall be conclusive.

                                   Upon written request by any holder of
                                   Convert Notes, the Calculation Agent will provide information as to any adjustments to the Share Amount.

Trading Day.....................   A day on which trading is generally conducted
                                   on the New York Stock Exchange ("NYSE"), the
                                   AMEX, the Nasdaq National Market, the
                                   Chicago Mercantile Exchange and the Chicago
                                   Board of Options Exchange and in the
                                   over-the-counter market for equity
                                   securities in the United States, as
                                   determined by the Calculation Agent.

Business Day....................   Any day other than a Saturday or Sunday, that
                                   is neither a legal holiday nor a day on
                                   which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption.............   We will not redeem the Convert Notes prior to
                                   the Maturity Date, and the Convert Notes will not be exchangeable by you prior to the Maturity Date.

Discontinuance of Underlying
Coupon Payments.................   If there is a default by Juniper Networks
                                   with respect to the payment of interest on the Juniper Notes, we will discontinue payments of the Underlying Coupon on the Convert Notes and we will have the right to accelerate the maturity of the Convert
                                   Notes, as described under "--Certain Events
                                   Affecting the Juniper Notes." If we do not accelerate the maturity of the Convert
                                   Notes, we will resume payments of the
                                   Underlying Coupon if, when and to the extent that such default is cured by Juniper
                                   Networks prior to the earlier of the
                                   Determination Date and the Early
                                   Determination Date (as defined under
                                   "Certain Events Affecting the Juniper Notes" below). Upon a cure by Juniper Networks of any such default, we will promptly, but in no event later than the later of the first
                                   Interest Payment Date on the Convert Notes following the scheduled payment date on the Juniper Notes for such defaulted interest and two Business Days following the date on which holders of the Juniper Notes receive a payment of delinquent interest with respect to the Juniper Notes, pay to each holder an amount per Convert Note equal to the amount of delinquent interest paid by Juniper
                                   Networks to the holders of a Juniper Note.
                                   Payment of the Underlying Coupon on the
                                   Convert Notes will thereafter be paid on the next applicable succeeding Interest Payment
                                   Date, as described under "--Interest
                                   Payments" above, subject to the conditions set forth in this paragraph.

                                   A discontinuance of payments of the
                                   Underlying Coupon, whether or not resumed, pursuant to the immediately preceding paragraph will not constitute a default under the Senior Debt Indenture for the Convert Notes.

                                   We will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders (i) no later than 10:00 a.m. on the Business Day next succeeding an interest payment date for the Juniper Notes of any default by Juniper Networks in the payment of interest on the Juniper Notes and (ii) no later than 10:00 a.m. on the Business Day next succeeding any payment of interest on the Juniper Notes by Juniper Networks to cure any such default of the amount of interest to be delivered per Convert Note.

Certain Events Affecting
the Juniper Notes...............   Events of Default

                                   If, on any date prior to the Maturity Date, we become aware of an event of default with respect to the Juniper Notes (such date, the "Default Notice Date"), we will have the right, but not the obligation, on the Default Notice Date and on any succeeding Trading Day (to and including the scheduled Trading Day immediately preceding the Determination Date) on which such event of default is continuing, to (i) deliver to the Trustee and the holders of the Convert Notes notice of such event of default (such date, the "Acceleration Notice Date") and (ii) accelerate the maturity of the Convert Notes and distribute, in exchange for each Convert Note, one Juniper Note plus the Supplemental Amount, calculated as if the Acceleration Notice Date were the Determination Date (the "Early Determination Date") (such distribution, an "Early Distribution"); provided that if the Acceleration Notice Date is not a Trading Day or if there is a Market Disruption Event on such date, the Early Determination Date will be the next succeeding Trading Day during which no Market Disruption Event shall have occurred. We will make any such Early Distribution on the second Business Day next succeeding the Early Determination Date (the "Early Distribution Date"). If the Early Distribution Date falls after a record date for the payment of interest on the Juniper Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid Underlying Coupon on the Early Distribution Date; provided that we will deliver, with the Juniper Notes delivered on the Early Distribution Date, due-bills or other instruments with respect to such Juniper Notes evidencing the transfer of title to any such interest payments.

                                   We will, or will cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convert Notes on or prior to 10:30 a.m. on the Business Day immediately preceding the Early Distribution Date that such distribution is pursuant to a decision to accelerate the Convert Notes as a result of an event of default with respect to the Juniper Notes and (ii) deliver on the Early Distribution Date the Early Distribution to the Trustee for delivery to the holders against delivery of the Convert Notes to the Trustee.

                                   Change of Control

                                   If a "change of control" with respect to Juniper Networks occurs under the terms of the Juniper Notes, we will distribute to holders of Convert Notes one Juniper Note with respect to each Convert Note promptly following our becoming aware of the occurrence of such "change in control," and we will discontinue payment of the Underlying Coupon. If the date of such a distribution (the "Note Distribution Date") falls after a record date for the payment of interest on the Juniper Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid Underlying Coupon on the Note Distribution Date; provided that we will deliver, with the Juniper Notes delivered on the Note Distribution Date, due-bills or other instruments with respect to such Juniper Notes evidencing the transfer of title to any such interest payments. The terms of the Convert Notes will not otherwise change.

                                   A "change of control" with respect to the Juniper Notes means any of the following events:

                                   o any person acquires a beneficial ownership
                                     of shares of Juniper Networks' capital
                                     stock entitling the person to exercise 50% or more of the total voting power of all shares of Juniper Networks' capital stock that is entitled to vote in elections of directors (other than an acquisition by Juniper Networks or any of its subsidiaries or any of its employee benefit plans); or

                                   o Juniper Networks merges or consolidates
                                     with another person or transfers all or
                                     substantially all of its assets to another person, other than

                                     o any such transaction that does not result
                                       in any reclassification, conversion,
                                       exchange or cancellation of outstanding
                                       shares of Juniper Networks' capital
                                       stock, and pursuant to which the holders of 50% or more of the total voting power of all shares of Juniper Networks' capital stock that are entitled to vote in elections of directors immediately prior to such transaction are entitled to exercise 50% or more of the total voting power of all shares of capital stock entitled to vote in elections of directors of the continuing or surviving corporation immediately after such transaction, and

                                     o any merger that is effected solely to
                                       change Juniper Networks' jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Juniper Networks' common stock into solely shares of common stock.

                                   However, a change of control with respect to the Juniper Notes will not be deemed to have occurred if either:

                                   o the closing price per share of Juniper
                                     Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change of control, in the case of change of control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Juniper Notes in effect on each of those trading days, or

                                   o all of the consideration, excluding cash
                                     payments for fractional shares and cash
                                     payments made pursuant to dissenters'
                                     appraisal rights, in a merger or
                                     consolidation otherwise constituting a
                                     change of control under the first and
                                     second bullet points in the preceding
                                     paragraph above consists of shares of
                                     common stock traded on a national
                                     securities exchange or quoted on the
                                     Nasdaq National Market, or will be so
                                     traded or quoted immediately following
                                     such merger or consolidation, and as a
                                     result of such merger or consolidation the convertible notes become convertible solely into such common stock.

                                   We have derived this information about the Juniper Notes and the definition of "change of control" entirely from the public disclosure on the Juniper Notes described under "--Public Information Regarding Juniper Networks, the Juniper Notes and Juniper Stock" below and have made no due diligence inquiry with respect to such information.

                                   We will, or will cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convert Notes on or prior to 10:30 a.m. on the Business Day immediately preceding the Note Distribution Date that such distribution is pursuant to a change of control with respect to the Juniper Notes and (ii) deliver on the Note Distribution Date the Juniper Notes to the Trustee for delivery to the holders.

Book Entry Note or
Certificated Note...............   Book Entry

Senior Note or
Subordinated Note...............   Senior

Trustee.........................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of Convert Notes.......   Morgan Stanley & Co. Incorporated

Calculation Agent...............   Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as a holder of the Convert Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Market Price of Juniper Stock or the prices of the Juniper Notes or whether a Market Disruption Event has occurred. See "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

                                   All percentages resulting from any
                                   calculation on the Convert Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
                                   .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Market Disruption Event.........   "Market Disruption Event" means, with respect
                                   to Juniper Stock:

                                   (i) a suspension, absence or material
                                   limitation of trading of Juniper Stock on the primary market for Juniper Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Juniper Stock as a result of which the reported trading prices for Juniper Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Juniper Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the supplemental amount or the Convert Notes generally.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to any applicable rule or regulation enacted or promulgated by the National Association of Securities Dealers (or any other self-regulatory organization with jurisdiction over the Nasdaq National Market) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in an options contract on Juniper Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Juniper Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Juniper Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternative Determination Date
in case of an Event of Default
with respect to the Convert
Notes...........................   In case an Event of Default with respect to
                                   any Convert Notes shall have occurred and be continuing, Final Parity will be determined by the Calculation Agent as though the Determination Date were the date of acceleration. If the date of acceleration falls after a record date for the payment of interest on the Juniper Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid
                                   Underlying Coupon on the date of
                                   acceleration.

Public Information Regarding
Juniper Networks, Inc., the
Juniper Notes and Juniper
Stock...........................   Juniper Networks, Inc. is a leading provider
                                   of internet infrastructure solutions that enable internet service providers and other telecommunications service providers to meet the demands resulting from the rapid growth of the Internet. A registration statement for the Juniper Notes has been filed under the Securities Act of 1933, as amended (the
                                   "Securities Act"), and Juniper Stock is
                                   registered under the Exchange Act. Companies with securities registered under the
                                   Exchange Act are required to file
                                   periodically certain financial and other information specified by the SEC.

                                   Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a Website maintained by the SEC. The address of the SEC's Website is http://www.sec.gov. Information provided to or filed with the SEC by Juniper Networks pursuant to the Exchange Act can be located by reference to SEC file number 0-26339. In particular, information regarding the Juniper Notes can be found in Registration Statement No. 333-96171 and the Prospectus dated March 2, 2000 contained therein. According to such filed information, Norwest Bank Minnesota, National Association, was the trustee for the Juniper Notes at the time of their issuance. In addition, information regarding Juniper Networks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

                                   THIS SUPPLEMENT RELATES ONLY TO THE CONVERT
                                   NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                   JUNIPER STOCK, THE JUNIPER NOTES OR OTHER
                                   SECURITIES OF JUNIPER NETWORKS. ALL
                                   DISCLOSURES CONTAINED IN THIS SUPPLEMENT
                                   REGARDING JUNIPER NETWORKS ARE DERIVED FROM
                                   PUBLICLY AVAILABLE DOCUMENTS. NEITHER WE NOR
                                   ANY OF OUR AFFILIATES HAS PARTICIPATED IN
                                   THE PREPARATION OF SUCH DOCUMENTS OR MADE
                                   ANY DUE DILIGENCE INQUIRY WITH RESPECT TO
                                   JUNIPER NETWORKS IN CONNECTION WITH THE
                                   OFFERING OF THE CONVERT NOTES. NEITHER WE
                                   NOR ANY OF OUR AFFILIATES MAKES ANY
                                   REPRESENTATION THAT SUCH PUBLICLY AVAILABLE
                                   DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE
                                   INFORMATION REGARDING JUNIPER NETWORKS IS
                                   ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN
                                   BE NO ASSURANCE THAT ALL EVENTS OCCURRING
                                   PRIOR TO THE DATE HEREOF (INCLUDING EVENTS
                                   THAT WOULD AFFECT THE ACCURACY OR
                                   COMPLETENESS OF THE PUBLICLY AVAILABLE
                                   DOCUMENTS) THAT WOULD AFFECT THE TRADING
                                   PRICE OF JUNIPER STOCK OR THE JUNIPER NOTES
                                   (AND THEREFORE THE ISSUE PRICE OF THE
                                   CONVERT NOTES), HAVE BEEN PUBLICLY
                                   DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH
                                   EVENTS OR THE DISCLOSURE OF OR FAILURE TO
                                   DISCLOSE MATERIAL FUTURE EVENTS CONCERNING
                                   JUNIPER NETWORKS COULD AFFECT THE VALUE
                                   RECEIVED WITH RESPECT TO THE CONVERT NOTES
                                   AND THEREFORE THE TRADING PRICES OF THE
                                   CONVERT NOTES.

                                   NEITHER WE NOR ANY OF OUR AFFILIATES MAKE
                                   ANY REPRESENTATION TO ANY PURCHASER OF
                                   CONVERT NOTES AS TO THE PERFORMANCE OF
                                   JUNIPER STOCK OR THE JUNIPER NOTES.

                                   We and/or our subsidiaries may presently or from time to time engage in business with Juniper Networks, including extending loans to, or making equity investments in, Juniper Networks or providing advisory services to Juniper Networks, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to Juniper Networks and, in addition, one or more of our affiliates may publish research reports with respect to Juniper Networks. The statement in the preceding sentence is not intended to affect the right of holders of the Convert Notes under the securities laws. AS A PROSPECTIVE PURCHASER OF CONVERT NOTES, YOU SHOULD UNDERTAKE AN INDEPENDENT INVESTIGATION OF JUNIPER NETWORKS AND THE TERMS OF THE JUNIPER NOTES AND JUNIPER STOCK AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN JUNIPER STOCK OR THE JUNIPER NOTES.

Historical Information..........   The following tables set forth the high and
                                   low Market Price of Juniper Stock from June
                                   24, 1999 (the first date on which Market
                                   Prices for the Juniper Stock were made
                                   available) through April 30, 2001 and the high and low mid-market prices of Juniper
                                   Notes from March 6, 2000 (the first date on which Bloomberg Generic Prices for the Juniper Notes were made available) through April 30, 2001. The Market Price of Juniper
                                   Stock on April 30, 2001 was $59.03. The
                                   mid-market price of the Juniper Notes on April 30, 2001 was 80.81%. We obtained the
                                   Market Prices for Juniper Stock and the
                                   prices of Juniper Notes listed below from Bloomberg Financial Markets. The Juniper
                                   Notes are not listed or traded on an
                                   exchange. Accordingly the prices at which sales of Juniper Notes are made are not publicly available. The historical prices for the Juniper Notes are the "Bloomberg
                                   Generic Prices (BGN)" calculated by
                                   Bloomberg by a proprietary process. The high and low prices listed below represent a mid-market price based on dealer prices contributed to Bloomberg Financial Markets.
                                   No representation is made that the Juniper
                                   Notes could have been sold or purchased at the prices listed below. These prices may be materially different from the prices paid or received by us or our affiliates with respect to the Juniper Notes over the periods described. You should not take the historical prices of Juniper Stock or the Juniper Notes as an indication of future performance. The price of Juniper Stock or the Juniper Notes may decrease so that you will receive at maturity Juniper Notes worth less than Issue Price of the Convert Notes.
                                   We cannot give you any assurance that the price of Juniper Notes or the Juniper Stock will increase so that at maturity you will receive Juniper Notes worth more than the principal amount of the Convert Notes.
                                   Because the Convert Notes are exchangeable at maturity for Juniper Notes, there is no guaranteed return of your investment in the Convert Notes. There is also no guarantee that the price of Juniper Stock will increase so that you will receive any supplemental amount in cash. To the extent that the value of Juniper Notes drops below the Issue Price and the shortfall is not offset by the coupon paid on the Convert
                                   Notes, you will lose money on your
                                   investment.

                                      Juniper Notes            High        Low
                                   -------------------       --------    -------
                                   (Cusip # 48203RAA2)
                                   2000
                                    First Quarter
                                      (from March 6, 2000..   111.16%     92.75%
                                    Second Quarter.........   111.94%     73.56%
                                    Third Quarter..........   157.77%    101.72%
                                    Fourth Quarter.........   164.88%     84.79%
                                   2001
                                    First Quarter..........   109.09%     72.67%
                                    Second Quarter
                                      (through April 30,
                                      2001)................    83.54%     68.79%


                                      Juniper Stock            High        Low
                                   -------------------       --------    -------
                                   (Cusip # 48203R104)
                                   1999
                                    Second Quarter
                                      (from June 24, 1999).   $ 24.83    $  5.67
                                    Third Quarter..........   $ 37.83    $ 20.83
                                    Fourth Quarter.........   $ 59.08    $ 30.36
                                   2000
                                    First Quarter..........   $153.50    $ 51.29
                                    Second Quarter.........   $147.94    $ 74.00
                                    Third Quarter..........   $230.50    $127.00
                                    Fourth Quarter.........   $243.00    $ 93.94
                                   2001
                                    First Quarter             $136.63    $ 43.89
                                    Second Quarter
                                     (through April 30,
                                      2001)...............    $ 65.58    $ 29.19

                                   Historical prices of Juniper Stock have been adjusted for a 3 for 1 stock split and a 2 for 1stock split, which became effective in the first and second quarters of 2000, respectively.

                                   Juniper Networks has not paid cash dividends on Juniper Stock to date. We make no representation as to the amount of dividends, if any, that Juniper will pay in the future. In any event, as a holder of the Convert Notes, you will not be entitled to receive dividends, if any, that may be payable on Juniper Stock.

Use of Proceeds and Hedging.....   The net proceeds we receive from the sale of
                                   the Convert Notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Convert Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Convert Notes by taking positions in Juniper Notes, Juniper Stock and other instruments. Purchase activity could potentially increase the price of Juniper Stock, and therefore effectively increase the level to which Juniper Stock must rise before you would receive at maturity any supplemental amount. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Convert Notes, including on the Determination Date, by purchasing and selling Juniper Notes, Juniper Stock, options contracts on Juniper Stock listed on major securities markets or sold over-the-counter or positions in any other instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity will have a material impact on the price of the Juniper Notes or Juniper Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution....................   Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of Convert Notes
                                   set forth on the cover of this pricing
                                   supplement. The Agent initially proposes to
                                   offer the Convert Notes directly to the
                                   public at the public offering price set
                                   forth on the cover page of this pricing
                                   supplement. We expect to deliver the Convert
                                   Notes against payment therefor in New York,
                                   New York on                    , 2001.  After
                                   the initial offering of the Convert Notes, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the Convert Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Convert Notes, the Juniper Notes or Juniper Stock. Specifically, the Agent may sell more Convert Notes than it is obligated to purchase in connection with the offering or may sell Convert Notes, Juniper Notes or Juniper Stock it does not own, creating a naked short position in the Convert Notes, the Juniper Notes or Juniper Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Convert Notes, the Juniper Notes or Juniper Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Convert Notes, the Juniper Notes or Juniper Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Convert Notes, the Juniper Notes or Juniper Stock in the open market to stabilize the price of the Convert Notes. Any of these activities may raise or maintain the market price of the Convert Notes above independent market levels or prevent or retard a decline in the market price of the Convert Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies.........   Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security

                                   Act of 1974, as amended ("ERISA") (a
                                   "Plan"), should consider the fiduciary
                                   standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Convert Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MWDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Convert Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Convert Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Convert Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Convert Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Convert Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such Plan or assets of an entity in which the Plan has invested. In addition to considering the consequences of holding the Convert Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Convert Notes should also consider the possible implications of owning Juniper Notes or Juniper Stock. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Convert Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the Convert Notes have
                                   exclusive responsibility for ensuring that their purchase and holding of the Convert Notes, Juniper Notes and Juniper Stock do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation........................   The following summary is based on the advice
                                   of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                   federal income tax consequences of the
                                   ownership and disposition of the Convert
                                   Notes by U.S. Holders (as defined below).
                                   The summary only addresses tax consequences to initial holders who purchase Convert
                                   Notes at the issue price and hold them as capital assets.

                                   This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

                                   o certain financial institutions;
                                   o dealers in options, securities or foreign
                                     currencies;
                                   o tax-exempt organizations;
                                   o persons  holding Convert Notes as part of a
                                     hedge, straddle, conversion or other
                                     integrated transaction;
                                   o partnerships or other entities classified
                                     as partnerships for U.S. federal income tax purposes; and
                                   o holders whose functional currency is not
                                     the U.S. dollar.

                                   This summary is based on the Internal
                                   Revenue Code of 1986, as amended,
                                   administrative pronouncements, judicial
                                   decisions and final, temporary and proposed
                                   Treasury regulations, changes to any of
                                   which subsequent to the date of this pricing supplement may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the Convert Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   General

                                   Pursuant to the terms of the Convert Notes, we and every holder of the Convert Notes agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Convert Notes for all tax purposes as investment units consisting of the following components: (i) a prepaid forward contract (the "Forward Contract") to purchase one Juniper Note at maturity, and (ii) a call option (the "Option") on Juniper Stock. This characterization is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Convert Notes (or substantially similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Due to the absence of such authorities, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Convert Notes. As a result, significant aspects of the U.S. federal income tax consequences of investing in the Convert Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the treatment described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of investing in the Convert Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion assumes the characterization described above.

                                   U.S. HOLDERS

                                   As used herein, the term "U.S. Holder" means an owner of a Convert Note that for U.S. federal income tax purposes is:

                                   o a citizen or resident of the United
                                     States;
                                   o a corporation created or organized under
                                     the laws of the United States or any
                                     political subdivision thereof; or
                                   o an estate or trust the income of which is
                                     subject to United States federal income
                                     taxation regardless of its source.

                                   Tax Treatment of the Convert Notes

                                   Tax Basis. A Holder's basis in a Convert
                                   Note will be allocated between the Forward
                                   Contract and the Option comprising part of the Convert Note in proportion to their respective fair market values at the time of issuance, and will in aggregate equal the cost incurred by the Holder to purchase the Convert Note.

                                   Tax Treatment of Underlying Coupon. Although it is not free from doubt, we intend to take the position that U.S. Holders have ordinary income in an amount equal to the Underlying Coupon payments on the Convert Notes.

                                   Tax Treatment at Maturity. At maturity, a
                                   U.S. Holder will recognize taxable long-term capital gain or loss equal to the difference between the amount of the Supplemental Coupon received, if any, and the Holder's tax basis in the Option. A U.S.

                                   Holder will have a basis in the Underlying
                                   Note received at maturity equal to the
                                   Holder's tax basis in the Forward Contract, and a holding period that would start on the day after maturity of the Convert Notes.

                                   Sale or Exchange of the Convert Note. Upon a sale or exchange of a Convert Note prior to maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's basis in the Convert Note sold or exchanged. This capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Convert Note for more than one year at the time of disposition.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the Convert Notes

                                   Due to the absence of authorities that
                                   directly address the proper characterization of the Convert Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment of the Convert Notes described above. In particular, the IRS could seek to analyze the tax consequences of owning Convert Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations apply to the Convert Notes, the timing and character of income in respect of the Notes would be significantly affected. Among other consequences, a U.S. Holder would be required to accrue original issue discount in respect of a Convert Note at our "comparable yield," determined at the time of issuance, in an amount significantly greater than the Underlying Coupon payments received in respect of the Note. Furthermore, any gain realized at maturity or upon sale or other disposition of a Convert Note would generally be treated as ordinary income, and any loss realized at maturity would be treated ordinary loss to the extent of a U.S. Holder's prior accruals of original issue discount and capital loss thereafter. Gain or loss realized at maturity would be calculated with reference to the Underlying Coupon cash payments, if any, and the fair market value of the underlying Juniper Note at that time.

                                   Even if the Contingent Payment Regulations do not apply to the Convert Notes, other tax treatments are possible that, if applied, could affect the timing and the character of the income or loss with respect to the Notes. It is possible, for example, that the Convert Notes could be treated as units consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount in respect of a Convert Note on a current basis in an amount significantly greater than the Underlying Coupon payments received in respect of the Note, and might be required to calculate gain or loss differently than described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Convert Notes.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of a Convert Note may be
                                   subject to information reporting and to
                                   backup withholding at a rate of 31 percent of the amounts paid to the Holder, unless the Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.